EXHIBIT 99


As of December 31, 2003, 21st Century Technologies, Inc. (OTC:BB TFCT.OB-News) is expected to report in excess of $5,200,000.00 in cash, cash equivalents and short-term investments. Alvin L. Dahl, the company's Chief Financial Officer, has advised management that the company's latest audited statement for calendar 2003 expects to report in excess of $3,000,000.00 in cash and cash equivalents on hand and an additional $2,250,000.00 in short term investments. This represents an increase of over $5,192,000.00 over the same time last year
(2002).

Mr. Dahl stated, "An increase in a company's cash position of this magnitude means that a complete turnaround has been accomplished by current management. The short term investments are well-secured and should bring excellent returns to the company. Now operating as a Business Development Company ("BDC"), the company has the financial strength to go forward with its mission as a BDC.

Arland D. Dunn, President and CEO, said, "This report indicates that our 4th Quarter for 2003 was very, very good. We expect the 2003 10-K to contain additional good news demonstrating our company's newly-developed financial strength. Our conversion to becoming a Business Development Company, the move of executive offices to Las Vegas and acquisitions accomplished and pending have worked out very well for 21st Century Technologies. We look forward to a banner year for 2004, built on the momentum which we created in 2003. I know of no period in the Company's history which will match what we have accomplished and will accomplish."

As a Business Development Company, 21st Century owns four wholly-owned subsidiaries, Innovate Weaponry, Inc., which manufactures low- and no-light gun sights, Miniature Machines Corporation, which manufactures the MMC gun sight, a precision adjustable gun sight favored by serious hobbyists and sportsmen, Trident Technologies, Inc., which manufactures the ProMag and SeaPatch permanent magnet powered leak and rupture sealing systems, now the subject of an effort to become standard equipment for the nation's fire departments and other first response teams, funded through the Department of Homeland Security and other federal sources and the recently-acquired Paramount Multiservices, Inc., a profitable Texas-based marketing company with facilities in Nebraska, as well

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995:

The statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties including but not limited to risks associated with the uncertainty of future financial results, regulatory approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties as may be detailed in the Company's filings with the Securities and Exchange Commission.

Contact: Ron Garner, Equitilink, Inc., 877 788 1940